Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is entered into between Joshua Rosen (“you”) and Vireo Growth, Inc., previously known as Vireo Health, Inc. (the “Company”). Your employment with the Company will end effective October 10, 2024. You and the Company have agreed to characterize your termination of employment with the Company as a resignation.

The Company will provide you with certain benefits in consideration of your signing this Agreement; however, your decision whether to sign this Agreement will not affect the end of your employment with the Company. Please note, you will receive certain compensation for your services through the Termination Date as required by applicable law and you will be entitled to any vested benefits that you may have under the Company’s employee benefit plans without regard to whether you sign this Agreement. In addition, nothing in this Agreement affects the terms and conditions of any outstanding equity previously granted to you and these continue to be subject to the terms of the award agreements and the plan under which such awards were granted (which may include continued vesting and exercisability during any period of service with the Company following the Termination Date (as defined below); provided, however, that you agree to relinquish any right to receive the taxable settlement of the Restricted Stock Units (the “RSUs”) previously granted to you under the Vireo Health International Inc. 2019 Equity Incentive Plan (the “Plan”) that would otherwise become vested and settled after the date of this Agreement and during 2024 during 2024, and the Company shall arrange for the taxable settlement of such RSUs during January of 2025 (subject to any arrangements regarding the payment of withholding taxes at the time of such taxable settlement as is called for under the Plan and award agreement documenting such RSUs).

You and the Company agree as follows:

1.             Separation from Employment. Your employment with the Company will end on either October 10, 2024 or on such earlier date as your employment may be terminated under the terms of your employment agreement with the Company entered into effective as of January 1, 2024 (the “Employment Agreement”). The date of your termination of employment with the Company is referred to herein as the “Termination Date.”

2.             Payments and Benefits. In consideration of your signing this Agreement, and not, thereafter, revoking it during the applicable revocation and rescission periods descried in Section 5 of this Agreement, the Company will provide you with the following:

(a)            Severance in the form of salary continuation at an annualized rate of pay equal to Three Hundred Thousand Dollars ($300,000) for two years;

(b)            Continuation of group health care for you and your eligible dependents if you elect such continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (or similar state law) at no cost to you or with such costs as you may be required to incur being reimbursed by the Company for a eighteen (18) month period or such shorter period as may result from your or your eligible dependents ceasing to be eligible for such continuation coverage;

(c)            A grant of five hundred thousand (500,000) Restricted Stock Units (the “Additional RSUs”) under the Plan which will be deemed to vest in twelve (12) equal monthly installments commencing on January 1, 2025, and ending on December 1, 2025, and which will be settled as soon as practicable following the relevant vesting dates, subject to the terms and conditions of the Plan and the award agreement used to document the Additional RSUs;

(d)            A grant of a Nonstatutory Stock Option with respect to five hundred thousand (500,000) Shares (as that term is defined in the Plan) which will be fully vested as of the date of grant and exercisable for a period of three (3) years following the date of grant and which will be subject to the terms and conditions of the Plan and the Option Award Agreement used to document this Award;

(e)            The terms and conditions of the stock option that was previously granted in September of 2024 with respect to 250,000 Shares (which, to the extent such stock option was intended to constitute an incentive stock option, will cause that option to be a Nonstatutory Stock Option) shall be treated as immediately vested contingent on this Agreement being executed and becoming irrevocable, and shall be subject to the same exercise period as described with respect to the Nonstatutory Stock Option in Section 2(d), above;

(f)            A waiver of any non-compete agreement to which you would otherwise be bound pursuant to the terms of the Employment Agreement or any other agreement between you and the Company; and

(g)            Provide you with consulting fees at a rate of One Thousand Dollars ($1,000) per hour for your advice and involvement with certain litigation between the Company and Verano Holdings Corp.

You acknowledge that you are not entitled to the payments set forth in this Section 2 unless you sign this Agreement and do not revoke or rescind in accordance with section 5 of this Agreement. You must not sign this Agreement prior to the Termination Date, and doing so will render this Agreement null and void.

3.             Release. In consideration for the payment specified in Section 2, you fully release and discharge from all legal claims: the Company, its related and/or affiliated companies, and all of the respective predecessors, successors, affiliates, assigns, officers, shareholders, board members, directors, employees, agents, contractors, counsel, and insurers of the Company and its related and/or affiliated companies.

(a)            You understand that by releasing all of your legal claims against these entities and persons, you are releasing all of your rights to bring any claims against them based on any actions, decisions, or events occurring through the date of your signing of this Agreement, including the terms and conditions of your employment and your separation from employment.

(b)            You understand that you are releasing, and do hereby release, any claims for damages, by charge or otherwise, whether brought by you or on your behalf by any other party, governmental or otherwise, and agree not to institute any claims for damages via administrative or legal proceedings against the Company. You also waive and release any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or other claim against the Company.

(c)            You understand that you are giving up any and all claims, complaints, causes of action, or demands, whether now known or unknown, asserted or unasserted, direct or indirect, which you have or may have by reason of any matter, fact, or thing occurring up through the date of your signing this Agreement, including any claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement and Income Security Act, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363.01 et seq., Minn. Stat. § 181.81, Minn. Stat. § 176.82, as well as any other federal, state, or local statute, regulation, or ordinance.

(d)            You understand that you are giving up all other claims under any other theory, whether legal or equitable, including those grounded in contract or tort theories, including, but not limited to, wrongful discharge, breach of contract, tortious interference with contractual relations, promissory estoppel, breach of the implied covenant of good faith and fair dealing, breach of express or implied promise; breach of manuals or other policies, assault, battery, fraud, false imprisonment, invasion of privacy; intentional or negligent misrepresentation, defamation, discharge in violation of public policy, whistleblower, intentional or negligent infliction of emotional distress, claims for any unpaid wages, bonuses or other forms of compensation, any and all claims for attorneys fees.

By signing this Agreement, you hereby acknowledge the sufficiency of the payments provided to you in exchange for your release.

4.             Acceptance Period. You are not required to sign this Agreement prior to the later of (A) the date that is twenty-one (21) calendar days after you have received this Agreement and (B) ten (10) days following the Termination Date. As noted above, you must not sign this Agreement prior to the Termination Date. During the period you have this Agreement for review and prior to signing it, you may consider whether or not to accept this Agreement and are encouraged to consult with your legal advisor.

5.             Right to Revoke. You may rescind this Agreement insofar as it extends to claims or potential claims under the Age Discrimination in Employment Act by delivering a notice of your intent to revoke this release within seven (7) calendar days following your signing of it to:

Vireo Health, Inc
Attn: Tim Blum
207 S. 9th Street
Minneapolis, MN 55402

(a)            To be effective, such written notice must either be delivered by hand or by certified mail, return receipt requested, within such fifteen (15) or seven (7) day period. You acknowledge and understand that the time periods described above shall run concurrently, that the day on which you sign this Agreement shall count as the first day of both the fifteen (15) and seven (7) day periods, and that no allowance will be made should the last day of the time period fall on a weekend or holiday.

(b)            This Agreement will not become effective until the rescission and revocation periods have expired, and no payment shall be made to you until at least the first business day following the expiration of the fifteen (15) day rescission period. In the event that you provide a timely notice of your intent to rescind or revoke this Agreement, the Company may, at its option, declare the entire Agreement null and void, in which case neither you nor the Company shall have any rights or obligations under this Agreement.

6.             Return of Company Property. You agree that you have delivered or will deliver to the Company within one business day of signing this Agreement, all Company equipment, including all computers, telephone calling cards, keys, cellular telephones, pagers, records, manuals, books, blank forms, documents (including all letters, memoranda, notes, notebooks, and reports) and other data, and all copies thereof, and all other tangible Company property, which are at the time of your separation from employment in your possession or under your control.

7.             Non-Disparagement. You understand and agree that, as a condition of the Payments and Benefits discussed in Section 2, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution, or client or customer of the Company regarding the Company or about the Company's business affairs or financial condition. You further understand that you, or someone acting directly on your behalf, shall not make any false, disparaging or derogatory statements in a public forum, including social media platforms, about the Company or about the Company’s business affairs or financial condition. Notwithstanding the foregoing, nothing herein shall restrict you from making truthful statements in response to a court order or lawful subpoena, or to a governmental agency, or which by law cannot be subject to a non-disparagement covenant.

8.             Confidentiality. You agree to keep the terms of this Agreement confidential. You agree not to disclose any information concerning this Agreement to any person, including any present or former employee of the Company. These confidentiality provisions are subject to the following exceptions: you may disclose this Agreement to your attorneys, accountants, tax advisors or spouse, in the course of legal proceedings involving the Company, or in response to a court order, subpoena or inquiry by a government agency.

9.             Employee Agreements. You acknowledge that in the course of employment with the Company, you have had access to confidential information and trade secrets relating to the business affairs of the Company and/or related companies and entities. Further, you acknowledge that the Employee Confidentiality Non-Comp and IP Protection Agreement which you signed (attached as Exhibit A) shall continue in full force and effect and shall be unaffected by this Agreement except for the provision in Section 2 of this Agreement expressly related to a period of non-competition. You agree that you remain obligated not to disclose or otherwise make available to any person, company, or other party confidential information or trade secrets of the Company without the prior written consent of the Company’s board of directors.

10.            No Admission. This Agreement is not an admission by the Company that it has acted wrongfully toward you or anyone else and shall not be interpreted as such.

11.            No Assignment. This Agreement is personal to you and may not be assigned by you. The payments to be provided to you shall be made to your estate in the event of your death prior to your receipt thereof.

12.            Governing Law; Severability. This Agreement shall be governed by the laws of the State of Minnesota. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

13.            Entire Agreement. You agree that this Agreement (including any agreements specifically referenced in this Agreement) contains the entire agreement between you and the Company with respect to your employment and separation from employment and that there are no promises or understandings outside of this Agreement with respect to your employment or your separation from employment with the Company. Any modification of or addition to this Agreement must be in a writing signed by you and the Company.

14.            Taxes. All taxable payments to you pursuant to this Agreement will be subject to all applicable federal, state and local income and wage taxes.

15.            Acknowledgment. You hereby affirm and acknowledge that you have read this Agreement and the provisions of this Agreement are written in language you understand. You further represent that you understand the release contained in this Agreement specifically refers to rights or claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., and that such release does not extend to claims arising after the date of execution. You also represent that you are entering into this Agreement freely and voluntarily, in exchange for valuable and sufficient consideration to which you are not otherwise entitled. Finally, you acknowledge that you have been advised you may take up to twenty-one (21) days to consider whether to enter into this Agreement and to consult with an attorney before signing.

Dated: October 9, 2024	/s/ Joshua Rosen

VIREO HEALTH, INC.

By: October 9, 2024	By:	/s/ Kyle Kingsley
Kyle Kingsley

	Its:	Chairman of the Board